  Exhibit 99.1

Brookfield REIT

Performance and Portfolio Overview

Brookfield Real Estate Income Trust Inc. (“Brookfield REIT”) has delivered strong performance through the first nine months of 2022. During Q3 we:

•	generated a 2.2% total net return, bringing the YTD Class I shares return to 16.2%;[1]

•	issued $156 million of new equity, growing net asset value (NAV) to $1.2 billion;

•	invested $194 million in real estate-related credit investments; and

•	delevered the portfolio to a 48% loan-to-value measurement, down from 63% at the beginning of the year.

Despite a choppy environment, our portfolio continues to perform well. Importantly, we believe the portfolio is defensively designed, with stable cash flows and built-in inflation indexation, a design intended to provide downside protection of capital.

As of the end of Q3, we own 20 high-quality properties that are 98% leased in the aggregate. This is complemented by our growing portfolio of real estate-related credit investments, which accounts for 25% of our NAV. Most of our properties are non-rent-regulated apartment buildings in popular neighborhoods with strong bases of employment and resident demographics. We continue to achieve higher rents on new leases, where the year-over-year growth is meaningfully outpacing inflation. Our real estate-related credit investments include high-quality commercial and residential mortgages secured by individual properties or real estate portfolios. These investments have been completed through the powerful partnership between Brookfield and the talented real estate debt team at Oaktree.

Sustaining Demand for Rental Residential

Our multifamily portfolio has been a significant contributor to our positive performance over the course of 2022, and Q3 was no exception. During the quarter, new leases were completed at an average rate 12% higher than those that expired, outpacing CPI2 and property operating expenses.

Investing in “shelter” properties (apartments and single-family homes for rent) is a primary focus as we scale up.

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These properties are the backbone of our portfolio. Why do we like these properties? Simply put, we believe there is a shortage of housing in the United States. At the same time, the number of renters keeps growing because of “de-coupling” (people moving out of shared residences and/or their family homes) and population growth.4

Since the global financial crisis, new housing supply has not kept pace with demand. It is estimated that there is a shortage of upward of 4 million housing units today,5 which we believe is not changing anytime soon.

Our rental apartments and homes attract young families and professionals, among others, who value the flexibility of renting high-quality, “amenitized” residences close to strong bases of employment. This group is more transient and mobile than prior generations, and, although some will eventually leave the rental market to purchase a home, we believe rent affordability is now creating more renters by default. Mortgage rates have more than doubled since the beginning of the year. Today, a 30-year mortgage carries an interest rate of ~7%, compared with only ~3% a year ago.

The median price of houses sold in the United States in 2022 is approximately $429,000,6 meaning a buyer putting down 10% ($42,900) would be paying about $2,500/month before carrying costs (property taxes, homeowner’s insurance, utilities, repairs & maintenance). The average monthly rent across our portfolio is currently around $2,000, which in our view makes renting a better option in today’s environment. The preference of renting over buying has never been more pronounced.

Constructing a Defensive Portfolio Seeking to Protect Stockholder Capital

As a Brookfield REIT stockholder, you are likely familiar with our approach to investing. We are bottom-up investors, we are not momentum-oriented, and we rarely make “big bets” or focus only on certain sectors or geographies. Our decisions are informed by what we are seeing on the ground in our operating businesses. Because the people running our properties day-to-day are our colleagues, they provide real-time insight to our investment teams. This often leads us to find attractive new investments that might be “off the radar” for other managers. In the case of Brookfield REIT, our approach has helped us assemble an attractive group of properties with strong cash flow drivers but in what we believe to be lower-volatility markets and locations.

Stability of Our Distribution

A core principle of Brookfield REIT’s investment philosophy is to identify attractive, income-producing investments to provide sustainable, stable income to our stockholders in the form of regular cash distributions. As of September 30, 2022, the distribution rate for Class I shares was 5.14%. When we look at new investment opportunities, we seek those that we believe have an ability to protect the stability of our existing distribution rate. We have followed this underwriting process for each property we have acquired so far, which has naturally steered us toward more stable, cash-yielding assets. If we maintain this discipline, choose the right assets and operate the properties well, we believe we have the right ingredients to deliver for our stockholders.

Growing Allocation to Real Estate-Related Credit

Consistent with the previous quarter, our primary allocation of inbound capital has been toward real estate-related credit investments. We are able to do this because of our partnership with Oaktree. During Q3, we invested an additional $194 million in this asset class, which makes up 25% of our total equity as of September 30. Our focus is investing in mortgage securities of either high-quality individual properties or portfolios of properties, but with a single borrower. Our positions in these mortgage securities are generally senior in the capital structure, which we believe helps to defensively position the portfolio in the event of turbulence in property valuations. These credit securities on average sit at only 54% of the underlying property value, so we believe the portfolio is well-protected. These investments are for the most part floating-rate, meaning they are naturally hedged in a rising rate environment—rates go up and our cash flows grow. We do not utilize and have no intention of using any additional leverage against our real estate-related credit investments, and this further reduces risk. On average our real estate-related credit portfolio is earning a cash yield (pay rate) of more than 6%, with a yield to maturity higher than that based on the current interest curves. We think this is a very good place to deploy capital, and we expect to continue to increase our investments, working with Oaktree, in the near term.

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In Closing

We have a defensive portfolio that we believe should perform well in this environment, and we anticipate that our increased allocation to real estate-related credit investments should not only provide attractive cash distributions but also protect Brookfield REIT’s capital.

We will continue to employ our bottom-up investment strategy and remain flexible to deploy new capital into the best risk-adjusted investments—whether they are direct properties or real estate-related credit investments. We thank you for your investment in Brookfield REIT. As always, if you have any questions, please reach out to the Brookfield REIT investor relations team.

Performance Summary

Total Returns as of September 30, 20221

	Q3	YTD	1-Year	Annualized Since Inception	Distribution Rate[3]
Class S No Sales Load	2.16%	15.08%	21.91%	16.67%	4.38%
Class S With Sales Load	-1.29%	11.18%	17.79%	15.25%
Class D No Sales Load	1.99%	2.57%	—	2.57%	4.98%
Class D With Sales Load	0.48%	1.06%	—	1.06%
Class I	2.20%	16.20%	22.74%	17.88%	5.14%

Past performance is historical and not a guarantee of future results.

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Total Return is calculated as the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any net distribution per share declared in the period. Total return is not a measure used under generally accepted accounting principles (“GAAP”) in the United States. Returns greater than one year are annualized. All returns shown assume reinvestment of distributions pursuant to Brookfield REIT’s distribution reinvestment plan, are derived from unaudited financial information, and are net of all Brookfield REIT expenses, including general and administrative expenses, transaction-related expenses, management fees, performance fees and share-class-specific fees but exclude the impact of early repurchase deductions on the repurchase of shares that have been outstanding for less than one year. Past performance is historical and not a guarantee of future results. Class D and Class S shares listed as “With Sales Load” reflect the returns after the maximum up-front selling commission and dealer manager fees. Class D and Class S shares listed as “No Sales Load” exclude up-front selling commissions and dealer manager fees. The returns have been prepared using unaudited data and valuations of the underlying investments in the Brookfield REIT portfolio, which are estimates of fair value and form the basis for Brookfield REIT’s NAV. Valuations based upon unaudited reports from the underlying investments may be subject to later adjustments, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated. Please refer to Brookfield REIT’s annual and quarterly reports filed with the SEC, which are available at BrookfieldREIT.com, for a full reconciliation of NAV to GAAP measures. For information on how Brookfield REIT calculates NAV, see the “Net Asset Value Calculation and Valuation Guidelines” section of Brookfield REIT’s prospectus.

[2]	The CPI, or Consumer Price Index, measures the overall change in consumer prices based on a representative basket of goods and services over time.
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Annualized Distribution Rate reflects the current month’s distribution annualized and divided by the prior month’s NAV. NAV-based calculations involve significant professional judgment. The calculated value of Brookfield REIT’s assets and liabilities may differ from actual realizable value or future value, which would affect the NAV as well as any returns derived from that NAV, and ultimately the value of your investment. As return information is calculated based on NAV, return information presented will be impacted should the assumptions on which NAV was determined prove to be different. There is no assurance Brookfield REIT will pay distributions in any particular amount, if at all. Any distributions Brookfield REIT makes will be at the discretion of the Brookfield REIT board of directors. Brookfield REIT may fund any distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and Brookfield REIT has no limits on the amounts Brookfield REIT may pay from such sources. Brookfield REIT cannot guarantee that it will make distributions. Brookfield REIT believes that the likelihood that it pays distributions from sources other than cash flow from operations will be higher in the early stages of the offering.

[4]	Source: Joint Center for Housing Studies of Harvard University, 2022.
[5]	Source: Freddie Mac.
[6]	Source: Federal Reserve economic data.

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FORWARD-LOOKING STATEMENTS

Statements contained in this sales material that are not historical facts are based on our current expectations, estimates, projections, opinions or beliefs. Such statements are not facts and involve known and unknown risks, uncertainties, and other factors. Prospective investors should not rely on these statements as if they were fact. Certain information contained in this sales material constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” “forecast” or “believe” or the negatives thereof or other variations thereon or other comparable terminology.

Due to various risks and uncertainties, including those described in the prospectus, actual events or results or our actual performance may differ materially from those reflected or contemplated in such forward-looking statements. No representation or warranty is made as to future performance or such forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which Brookfield REIT considers to be reasonable, will be achieved.

You should carefully review the “Risk Factors” section of the prospectus for a discussion of the risks and uncertainties that Brookfield REIT believes are material to its business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, Brookfield REIT does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other factor.

© 2022 Brookfield Asset Management Inc.

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